Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-128071
September 20, 2007

John Deere Capital Corporation
$750,000,000 Floating Rate Notes Due September 25, 2008

Issuer:	John Deere Capital Corporation

Ratings:	A2 by Moody’s Investors Service, Inc. / A by Standard and Poor’s Ratings Services

Note Type:	Medium Term Notes

Issue Size:	$750,000,000

Trade Date:	September 20, 2007

Time of First Sale to Public:	3:30 p.m. EDT

Settlement Date (T+3):	September 25, 2007

Maturity Date:	September 25, 2008

Coupon:	3M USD LIBOR + 18 bps

Coupon Payment Dates:	Quarterly on the 25th of March, June, September, and December, commencing December 25, 2007

Interest Determination Dates:	2 London Business Days

Day Count:	Actual / 360

Day Count Convention:	Modified Following, Adjusted

Price to Public:	100.000%

Gross Spread:	0.120%

Net Proceeds (%):	99.880%

Net Proceeds ($):	749,100,000

CUSIP:	24422EQK8

Joint Bookrunners:	Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	HSBC Securities (USA) Inc., Loop Capital Markets, LLC and Wachovia Capital Markets, LLC

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC collect at 1-800-294-1322 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-866-500-5408.

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